                                                                 EXHIBIT 3.1(b)

                      CERTIFICATE OF AMENDMENT OF RESTATED
                          ARTICLES OF INCORPORATION OF
                       INTELLIGENT SURGICAL LASERS, INC.



                 Heinz R. Gisel and Edward M. Lake certify that:

         1. They are the President and the Secretary, respectively, of INTELLIGENT SURGICAL LASERS, INC., a California corporation.

         2. Article III of the articles of incorporation of this corporation is amended to read as follows:

                          "This corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this corporation shall have authority to issue is 35,000,000. The total number of shares of Preferred Stock this corporation shall have authority to issue is 2,000,000. The Board of Directors is authorized to determine the number of shares of any series of Preferred Stock, the designation of any series of Preferred Stock, and the rights, preferences, privileges and restrictions granted to or imposed upon any such series of Preferred Stock. Upon the amendment of this article to read as herein set forth, each outstanding share of Common Stock is consolidated and converted into .4 of a share. Fractional shares otherwise issuable pursuant to such conversion shall (after aggregating all shares into which shares held by each holder could be converted) be rounded to the nearest whole number and shall be issued as a whole share."

         3. The foregoing amendment of restated articles of incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment of restated articles of incorporation has been duly approved by the required vote of the shareholders in accordance with Section 902 of the Corporations Code. The corporation has one class of shares outstanding, which is entitled to vote with respect to the amendment herein set forth. The number of outstanding shares of the corporation at the time of approval of this amendment (without giving effect to the .4 for-1 reverse split of the shares of Common Stock to be effected hereby) is 5,211,800 shares of Common Stock. The number of shares voting in favor of the amendment herein set forth equaled or exceeded the vote required. The percentage vote required for the approval of the amendment herein set forth was more than 50%.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:  November 8, 1993

                                       ________________________________________
                                       Heinz R. Gisel


                                       ________________________________________
                                       Edward M. Lake